Exhibit 99.1

Media Release Contact Sie Soheili Sie.Soheili@CapitalOne.com

For Immediate Release: November 5, 2021

Christine Detrick Joins Capital One Financial’s Board of Directors

Detrick Brings Extensive Financial Services and Business Consulting Expertise to the Capital One Board

McLean, VA - November 5, 2021 - Capital One Financial Corporation (NYSE: COF), today announced that financial services industry veteran Christine Detrick has been appointed to the company’s Board of Directors (Board). Detrick will be submitted for election to the Board by Capital One shareholders in May 2022. As a member of the Board, Ms. Detrick will serve on the Audit Committee and Risk Committee.

Ms. Detrick brings more than 35 years of senior operating and executive leadership experience in the financial services industry as a bank CEO, as a partner with top tier strategy consulting firms, and as an experienced board director. She has deep expertise in the banking and insurance industries and has driven success across a wide array of sectors, including banking, asset management, credit cards, property & casualty and life insurance, payments, and other consumer finance segments.

Most recently, Ms. Detrick served as a Director, Head of the Americas Financial Services Practice, and Senior Advisor at Bain & Company, one of the world’s leading management consulting firms. Prior to Bain, she served as a member of the Global Leadership Team, Board of Management, and Board of Directors at A.T. Kearney, Inc., where she was Global Leader of the Financial Institutions Group (FIG), and Leader of the Eastern United States across all industry sectors.

Further, she was a founding member of First Financial Partners, a private equity firm specializing in savings and loan institutions, and previously served as President and Chief Executive Officer, St. Louis Bank for Savings, among other executive positions.

“Christine brings the wisdom of her diverse set of experiences to our Board, with an impressive blend of executive management and board leadership roles across multiple industries. Her strong strategic mindset has been honed through years of strategy consulting, complemented by hands-on business experience, risk management expertise and elite governance skills,” said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer of Capital One. “I’m thrilled to have Christine join our board. As Capital One continues to focus on reimagining banking, her ability to see the big picture, along with her sound judgment and deep experience, will serve us well for years to come.”

Ms. Detrick brings a wealth of board governance experience having served as chairs of Nominating and Governance, Compensation, Investments, and Technology Committees. She is currently a member of several boards, including Reinsurance Group of America (RGA), a Fortune 500 public company focused on life and health reinsurance, where she serves as chair of the Nominating and Governance Committee. Additionally, Ms. Detrick sits on the Board of Directors for Hartford Funds and has recently been named Chair of the Board. She also is on the Board of Directors for Charles River Associates, a public global consulting firm offering economic, financial, and strategic expertise.

Learn more about Capital One’s Board of Directors on the Investor Relations Web Page.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $305.9 billion in deposits and $425.4 billion in total assets as of September 30, 2021. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses, and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Learn more about Capital One by visiting www.capitalone.com/about/

###